Exhibit 10.21

BE IT FURTHER RESOLVED that, pursuant to Section 10.7 of the [Federal Home Loan Mortgage Corporation 1995 Director’s Stock Compensation Plan as amended and restated May 14, 1998], the Board authorizes the Chief Executive Officer and the Executive Vice President — Human Resources to modify the terms of any outside director stock option outstanding as of December 31, 2005 that was not fully vested as of December 31, 2004 (including stock options issued in 2005), to remove the existing provisions regarding dividend equivalents and provide for the distribution, as soon as practical, of a dollar amount equal to the dividend equivalents accrued through the date of such distribution, and for future dividend equivalents, to distribute those amounts as soon as practical to the extent that they would otherwise have accrued.